As filed with the Securities and Exchange Commission on August 13, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVOKE PHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	420 Stevens Avenue, Suite 230 Solana Beach, CA 92075 (858) 345-1494	20-8447886

(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Matthew D’Onofrio

Chief Executive Officer

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 230

Solana Beach, CA 92075

(858) 345-1494

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cheston J. Larson, Esq.

Matthew T. Bush, Esq.

Anthony A. Gostanian, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

(858) 523-5400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement is being filed pursuant to General Instruction I.B.4. of Form S-3 to register the issuance by Evoke Pharma, Inc. (“Evoke”) of up to (i) 3,266,107 shares of its common stock, $0.0001 par value per share, issuable upon the exercise of outstanding warrants, and (ii) 2,555,106 pre-funded warrants to purchase shares of common stock issuable upon exercise of the outstanding warrants and the shares of our common stock that are issuable from time to time upon exercise of the pre-funded warrants.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 13, 2024.

PROSPECTUS

3,266,107 Shares of Common Stock Underlying Outstanding Warrants

and

2,555,106 Pre-Funded Warrants to Purchase Shares of Common Stock

and

2,555,106 Shares of Common Stock Underlying the Pre-Funded Warrants

This prospectus relates to the issuance of up to 3,266,107 shares of our common stock, $0.0001 par value per share, issuable upon the exercise of outstanding warrants, consisting of (i) 665,046 pre-funded warrants to purchase shares of common stock (the “Outstanding Pre-Funded Warrants”), (ii) 919,109 Series A warrants to purchase shares of common stock (the “Series A Warrants”), (iii) 716,888 Series B warrants to purchase shares of common stock (the “Series B Warrants”), (iv) 919,109 Series C warrants to purchase shares of common stock (the “Series C Warrants”), and (v) 45,955 Representatives’ warrants to purchase shares of common stock (the “Representatives’ Warrants,” and together with the Pre-Funded Warrants, Series A Warrants, Series B Warrants and Series C Warrants, the “Warrants”). The Warrants were initially issued on February 13, 2024 pursuant to a registration statement on Form S-1 (Registration No. 333-275443), a preliminary prospectus dated February 8, 2024 and a prospectus dated February 8, 2024. This prospectus also relates to the issuance of up to 2,555,106 pre-funded warrants to purchase shares of common stock (together with the Outstanding Pre-Funded Warrants, the “Pre-Funded Warrants”), which, pursuant to certain warrant amendments described in more detail in this prospectus, allows a Holder to elect to receive Pre-Funded Warrants upon exercise of Series A Warrants, Series B Warrants and Series C Warrants in lieu of shares of our common stock. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Pre-Funded Warrants.

Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.0012 per share of common stock. Each Pre-Funded Warrant became exercisable upon issuance and will expire when exercised in full.

The Series A Warrants, Series B Warrants, and Series C Warrants have an exercise price per share equal to $8.16. If a holder of Series A Warrants, Series B Warrants or Series C Warrants elects to receive Pre-Funded Warrants in lieu of shares of common stock, the exercise price of such Series A Warrant, Series B Warrant or Series C Warrant will be equal to $8.1588 per Pre-Funded Warrant and the exercise price of such Pre-Funded Warrant will be equal to $0.0012 per share of common stock. The Series A Warrants and Series B Warrants are exercisable immediately, subject to certain limitations described herein. The Series C Warrants may only be exercised to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants, subject to accelerated vesting pursuant to the Warrant Amendment described herein. The Series A Warrants will expire on February 13, 2029. The Series B Warrants will expire on November 13, 2024. The Series C Warrants will also expire on November 13, 2024, provided that to the extent the Series C Warrants have vested based on the exercise of the corresponding Series B Warrants, such Series C Warrant will expire on February 13, 2029.

The Representatives’ Warrants became exercisable on August 11, 2024 and will expire on February 13, 2029. The exercise price of the Representatives’ Warrants is $13.47 per share.

We will receive the proceeds from the exercise of the Warrants but not from any sale of the underlying shares of common stock.

Investing in our securities involves risks. See the “Risk Factors” on page [5] of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EVOK.” On August 9, 2024, the last reported sale price of our common stock on The Nasdaq Capital Market was $5.50 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This prospectus relates to the offering of shares of common stock issuable upon the exercise of the outstanding Warrants. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to this offering. The free writing prospectus may also add, update or change information contained in this prospectus with respect to this offering. If there is any inconsistency between the information in this prospectus and the free writing prospectus, you should rely on the free writing prospectus, as applicable. Before exercising any Warrants for shares of common stock covered by this prospectus, you should carefully read this prospectus (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not issue shares of common stock upon exercise of outstanding Warrants in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

When we refer to “Evoke,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Evoke Pharma, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

We use our registered trademark, EVOKE PHARMA, in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to “Evoke Pharma,” “Evoke,” “the Company,” “we,” “us” and “our” refer to Evoke Pharma, Inc.

Overview

We are a specialty pharmaceutical company focused primarily on the development and commercialization of drugs to treat gastrointestinal (“GI”), disorders and diseases. Since our inception, we have devoted our efforts to developing our sole product, Gimoti (metoclopramide) nasal spray, the first and only nasally-administered product indicated for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis. In June 2020, we received approval from the U.S. Food and Drug Administration (the “FDA”), for our 505(b)(2) New Drug Application (“NDA”), for Gimoti. We launched commercial sales of Gimoti in the United States in October 2020 through our commercial partner Eversana Life Science Services, LLC (“Eversana”).

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which food in an individual’s stomach takes too long to empty resulting in a variety of serious GI symptoms and systemic metabolic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. In May 2023, we reported results from a study conducted by Eversana which showed diabetic gastroparesis patients taking Gimoti had significantly fewer physician office visits, emergency department visits, and inpatient hospitalizations compared to patients taking oral metoclopramide. This overall lower health resource utilization reduced patient and payor costs by approximately $15,000 during a six-month time period for patients taking Gimoti compared to patients taking oral metoclopramide.

In January 2020, we entered into a commercial services agreement with Eversana (the “Eversana Agreement”) for the commercialization of Gimoti. Pursuant to the Eversana Agreement, Eversana commercializes and distributes Gimoti in the United States. Eversana also manages the marketing of Gimoti to targeted health care providers, as well as the sales and distribution of Gimoti in the United States. Eversana also provided a $5 million revolving credit facility (the “Eversana Credit Facility”) that became available upon FDA approval of the Gimoti NDA. In 2020 we borrowed $5 million under the Eversana Credit Facility, which expires on December 31, 2026, unless terminated earlier pursuant to its terms.

We have primarily funded our operations through the sale of our convertible preferred stock prior to our initial public offering in September 2013, borrowings from loans, and the sale of shares of our common stock, warrants, and pre-funded warrants in public offerings. We launched commercial sales of Gimoti in late October 2020 with Eversana and, to date, have generated modest sales.

Reverse Stock Split

On July 31, 2024, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended to date, with the Secretary of State of the State of Delaware to effect a reverse stock split of our common stock, par value $0.0001 at a ratio of 1-for-12 (the “Reverse Stock Split”), as authorized at our 2024 annual meeting of stockholders held on May 22, 2024. We effected the Reverse Stock Split on August 1, 2024. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise were entitled to a fractional share of common stock were entitled to receive a proportional cash payment.

We have retroactively restated the share and per share amounts for all periods presented in this registration statement on Form S-3 to give effect to the Reverse Stock Split. Proportionate adjustments were made to the per share exercise price and number of shares of common stock issuable under all outstanding stock options and warrants. In addition, proportionate adjustments have been made to the number of shares of common stock reserved for the Company’s equity incentive compensation plans.

The Offering

We are offering 3,266,107 shares of common stock issuable upon exercise of outstanding Warrants. The Warrants were initially issued pursuant to the February 2024 Offering, as defined below. We are also offering up to 2,555,106 Pre-Funded Warrants to purchase shares of common stock upon exercise of Series A Warrants, Series B Warrants and Series C Warrants in lieu of shares of our common stock pursuant to the Warrant Amendments, as defined below. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Pre-Funded Warrants.

In February 2024, we entered into an underwriting agreement (the “Underwriting Agreement”) with Craig-Hallum Capital Group LLC and Laidlaw & Company (UK) Ltd. (collectively, the “Underwriters”), pursuant to which we sold 427,886 common stock units (the “Common Stock Units”), at a public offering price of $8.16 per Common Stock Unit and, to certain investors, 491,221 pre-funded warrant units (the “PFW Units”), at a public offering price of $8.1588 per PFW Unit (the “February 2024 Offering”). Each Common Stock Unit consists of (i) one share of common stock, (ii) a Series A Warrant, (iii) a Series B Warrant, and (iv) a Series C Warrant. Each PFW Unit consists of (i) a Pre-Funded Warrant, (ii) a Series A Warrant, (iii) a Series B Warrant, and (iv) a Series C Warrant. We also issued Representatives’ Warrants to the Underwriters to purchase up to 45,955 shares of common stock, equal to 5% of the securities sold in the February 2024 Offering. After deducting underwriting discounts and commissions and offering expenses paid by us, the estimated net proceeds to us from this offering were approximately $6.2 million.

The Pre-Funded Warrants have an exercise price of $0.0012 per share. The Series A Warrants, Series B Warrants and the Series C Warrants have an exercise price of $8.16 per share. If a holder of Series A Warrants, Series B Warrants or Series C Warrants elects to receive Pre-Funded Warrants in lieu of shares of common stock, the exercise price of such Series A Warrant, Series B Warrant or Series C Warrant will be equal to $8.1588 per Pre-Funded Warrant and the exercise price of such Pre-Funded Warrant will be equal to $0.0012 per share of common stock. The Pre-Funded Warrants, Series A Warrants and Series B Warrants are exercisable immediately. The Series C Warrants are subject to a vesting schedule and may only be exercised to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants. The Series A Warrants will expire on February 13, 2029, which is five years from the date of issuance. The Series B Warrants will expire on November 13, 2024, which is nine months from the date of issuance. The Series C Warrants will also expire on November 13, 2024, provided that to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants included in the applicable unit, such Series C Warrant will expire on February 13, 2029.

In March and June 2024, the Company entered into amendments with certain holders (each, a “Holder”) of its Series A Warrants, Series B Warrants, and Series C Warrants (the “March Warrant Amendment” and “June Warrant Amendment,” respectively, and collectively, the “Warrant Amendments”). Pursuant to the March Warrant Amendment and June Warrant Amendment, to the extent a Holder exercised its Series B Warrants before 5:00 p.m. Pacific time on March 27, 2024 (the “March Amendment Exercise Deadline”) and June 21, 2024 (the “June Amendment Exercise Deadline” and together with the March Amendment Exercise Deadline, the “Amendment Exercise Deadlines”), respectively, the Holder’s corresponding Series C Warrants vested and were exercisable for the lesser of (i) three times the number of Series B Warrants exercised by the Holder and (ii) the total number of Series C Warrants outstanding to the Holder. Following the Amendment Exercise Deadlines, if such Holder exercised any remaining Series B Warrants, the remaining Series C Warrants, if any, vested and became exercisable on a one-for-one basis as to the same number of Series B Warrants exercised.

The Warrant Amendments also allowed a Holder to elect to receive Pre-Funded Warrants upon exercise of Series A Warrants, Series B Warrants, and Series C Warrants in lieu of shares of the Company’s common stock, at an exercise price of $8.1588 per warrant exercised and an exercise price of $0.0012 per Pre-Funded Warrant.

Corporate Information

We were formed under the laws of the state of Delaware in January 2007. Our principal executive offices are located at 420 Stevens Avenue, Suite 230, Solana Beach, California 92075, and our telephone number is (858) 345-1494.

Our website address is www.evokepharma.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

THE OFFERING

Common stock offered by us pursuant to this prospectus	3,266,107 shares of our common stock issuable upon exercise of outstanding Warrants.

Pre-Funded Warrants offered by us pursuant to this prospectus

We are also offering to each holder of Series A Warrants, Series B Warrants and Series C Warrants the opportunity to receive, if the holder so chooses, up to 2,555,106 Pre-Funded Warrants, in lieu of shares of our common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable upon issuance for one share of our common stock and will expire when exercised in full. The purchase price of each Pre-Funded Warrant will be equal to $0.0012 per share. This prospectus also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants issued pursuant to this prospectus. The exercise price and number of shares of common stock issuable upon exercise will be subject to certain further adjustments as described herein. See “Description of Securities” on page 13 of this prospectus.

Common stock to be outstanding immediately after this offering

4,000,943 shares of common stock (assuming exercise of the Warrants in full, and no election by holders of Series A Warrants, Series B Warrants or Series C Warrants to receive Pre-Funded Warrants in lieu of shares of our common stock).

Use of proceeds

Assuming the full exercise for cash of all of the outstanding Warrants, we will receive proceeds of $21.2 million.

We intend to use the net proceeds we receive from this offering, together with our existing cash and cash equivalents, for working capital and general corporate purposes, including for commercialization activities. We may also use a portion of the net proceeds, together with our existing cash and cash equivalents, to in-license, acquire, or invest in complementary businesses, technologies, products or assets; however, we have no current commitments or obligations to do so. See “Use of Proceeds” for additional information.

Risk factors

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol

EVOK. There is no established trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 734,836 shares outstanding as of June 30, 2024. The number of shares outstanding as of June 30, 2024 as used throughout this prospectus, unless otherwise indicated, excludes:

•
54,540 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2024, at a weighted average exercise price of $149.50 per share; and
•
408,081 shares of common stock reserved for future issuance under our 2013 equity incentive award plan and our 2013 employee stock purchase plan as of June 30, 2024.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•
the 1-for-12 Reverse Stock Split of our common stock, which we effected on July 31, 2024; and
•
no exercise of any outstanding options referred to above.

RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K/A for the year ended December 31, 2023, as amended by our Quarterly Reports on Form 10-Q as may be further amended, supplemented or superseded from time to time by our subsequent filings under the Exchange Act which are incorporated by reference in this prospectus in their entirety, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering

If you exercise certain Warrants, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The exercise price of the Warrants (other than the Pre-Funded Warrants) is substantially higher than the net tangible book value per share of our common stock as of June 30, 2024. If you hold Series A Warrants, Series B Warrants or Series C Warrants, and assuming that all 3,266,107 shares of common stock are issued in connection with the exercise of Warrants, you will incur immediate and substantial dilution of approximately $2.20 per share. If you hold Representatives’ Warrants, and assuming that all 3,266,107 shares of common stock are issued in connection with the exercise of such Warrants, you will incur immediate and substantial dilution of approximately $7.51 per share. In addition, to the extent we need to raise additional capital in the future, and we issue additional shares of common stock or securities exercisable, convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you exercise your Warrants.

We have broad discretion in the use of the net proceeds from the exercise of the Warrants and may not use them effectively.

Our management will have broad discretion in the application of our existing cash and cash equivalents and the net proceeds from the exercise of the Warrants, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash and cash equivalents and the net proceeds from the exercise of the Warrants, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash and cash equivalents and the net proceeds from the exercise of the Warrants in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from the exercise of the Warrants in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from the exercise of the Warrants in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The issuance of our common stock in this offering upon exercise of the Warrants, and any future sales of our common stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time-to-time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. Issuance of shares of our common stock in this offering upon exercise of the Warrants and sales of shares of our common stock in the public market following this offering, or the perception that such sales could occur, may lower the market price of our common stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered under this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Common Warrants will be limited.

Significant holders or beneficial holders of our common stock may not be permitted to exercise Pre-Funded Warrants that they hold.

A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrants which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%, 14.99%, or 19.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise. Such percentage may be increased or decreased by written notice by the holder of the Pre-Funded Warrants to any other percentage not in excess of 9.99%, 14.99%, or 19.99%. Such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.

Holders of Pre-Funded Warrants received in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants and acquire our common stock.

Until holders of Pre-Funded Warrants acquire shares of our common stock upon exercise of such warrants, holders of Pre-Funded Warrants will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein are forward-looking statements, including statements regarding our future results of operations and financial position, business strategy, commercial activities to be conducted by Eversana, prospective products, product approvals, the pricing and reimbursement for Gimoti, future regulatory developments, research and development costs, the timing and likelihood of commercial success, the potential to develop future product candidates, plans and objectives of management for future operations, continued compliance with Nasdaq listing requirements, and future results of current and anticipated products. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, which we discuss in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors” and elsewhere in this prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus or the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SELECTED FINANCIAL DATA REFLECTING REVERSE STOCK SPLIT

Reverse Stock Split

On August 1, 2024, we effected a 1-for-12 reverse stock split of our common stock. The total number of outstanding shares of capital stock was amended from 8,818,511 shares to approximately 734,836 shares. The par value per share of common stock remained unchanged. Our audited financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2023, and the unaudited condensed financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2024, which are incorporated by reference into this prospectus are presented without giving effect to the reverse stock split. Our unaudited condensed financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2024 were reported giving effect to the reverse stock split. Except where the context otherwise requires, share numbers in this prospectus reflect the 1-for-12 reverse stock split of our common stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K/A and the unaudited condensed financial statements included in our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024, as adjusted to reflect the reverse stock split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED (in thousands, except share and per share amounts):

	For the Year Ended December 31,
	2023	2022
Net loss	$(7,792,295)	$(8,224,130)
Net loss per share, basic and diluted	$(2.33)	$(2.62)
Weighted average common shares outstanding, basic and diluted	3,343,070	3,143,626
Common shares outstanding at year end	3,343,070	3,343,070

	For the Three Months Ended March 31,
	2024	2023
	(unaudited)
Net loss	$(1,579,820)	$(2,243,070)
Net loss per share, basic and diluted	$(0.17)	$(0.67)
Weighted average common shares outstanding, basic and diluted	9,082,139	3,343,070
Common shares outstanding at period end	8,597,405	3,343,070

AS ADJUSTED FOR 1-FOR-12 REVERSE STOCK SPLIT (unaudited, in thousands, except share and per share amounts):

	For the Year Ended December 31,
	2023	2022
	(unaudited)
Net loss	$(7,792,295)	$(8,224,130)
Net loss per share, basic and diluted	$(27.97)	$(31.37)
Weighted average common shares outstanding, basic and diluted	278,558	262,154
Common shares outstanding at year end	278,558	278,558

	For the Three Months Ended March 31,
	2024	2023
	(unaudited)
Net loss	$(1,579,820)	$(2,243,070)
Net loss per share, basic and diluted	$(2.09)	$(8.05)
Weighted average common shares outstanding, basic and diluted	756,808	278,558
Common shares outstanding at period end	716,411	278,558

USE OF PROCEEDS

If the Warrants are exercised in full, we will receive net proceeds of approximately $21.2 million. However, we do not know when, if or the extent to which such Warrants may be exercised, and it is possible that no Warrants may be exercised, in which case we would not receive any proceeds from this offering.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for working capital and general corporate purposes, including for commercialization activities. We may also use a portion of the net proceeds, together with our existing cash and cash equivalents, to in-license, acquire, or invest in complementary businesses, technologies, products or assets; however, we have no current commitments or obligations to do so.

We believe, based on our current operating plan, that our cash and cash equivalents as well as future cash flows from net sales of Gimoti, excluding the net proceeds from the exercise of the Warrants, will be sufficient to fund our operations into the second quarter of 2025. However, the amounts and timing of our actual expenditures will depend on numerous factors, including the amount of future Gimoti sales, any unexpected increases in planned spending on commercialization activities, including as a result of any termination of the Eversana Agreement or otherwise for marketing and manufacturing of Gimoti, and our general and administrative costs to support operations, and other factors described under “Risk Factors” in this prospectus and in the documents incorporated by reference herein, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from the exercise of the Warrants in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

If you purchase shares of our common stock upon the exercise of your Warrant, you will experience immediate and substantial dilution to the extent of the difference between the exercise price per share and the adjusted net tangible book value per share of our common stock as of June 30, 2024, as adjusted to give effect to the exercise of all outstanding Warrants.

Our net tangible book value as of June 30, 2024, was $2.7 million, or $3.63 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2024. Dilution with respect to net tangible book value per share represents the difference between the Warrant exercise price per share paid by purchasers exercising Warrants and the net tangible book value per share of our common stock immediately after giving effect to the exercise of all outstanding Warrants.

After giving effect to the exercise of all outstanding Warrants, our as adjusted net tangible book value as of June 30, 2024 would have been approximately $23.8 million, or $5.96 per share of common stock. This represents an immediate increase in net tangible book value of $2.33 per share to existing stockholders. This represents immediate dilution of $2.20 per share to new investors exercising Series A Warrants, Series B Warrants, and Series C Warrants and $7.51 per share to new investors exercising Representatives’ Warrants.

The following table illustrates this calculation on a per share basis for Series A Warrants, Series B Warrants, and Series C Warrants:

Series A Warrant, Series B Warrant, and Series C Warrant exercise price per share		$8.16
Net tangible book value per share as of June 30, 2024	$3.63
Increase in net tangible book value per share attributable to the offering	2.33
As adjusted net tangible book value per share after giving effect to the exercise of all outstanding Warrants		5.96
Dilution in net tangible book value per share to investors exercising Warrants		$2.20

The following table illustrates this calculation on a per share basis for Representatives’ Warrants:

Representatives' Warrant exercise price per share		$13.47
Net tangible book value per share as of June 30, 2024	$3.63
Increase in net tangible book value per share attributable to the offering	2.33
As adjusted net tangible book value per share after giving effect to the exercise of all outstanding Warrants		5.96
Dilution in net tangible book value per share to investors exercising Warrants		$7.51

The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on 734,836 shares of common stock outstanding as of June 30, 2024, and exclude:

•
54,540 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2024, at a weighted average exercise price of $149.50 per share; and
•
408,081 shares of common stock reserved for future issuance under our 2013 equity incentive award plan and our 2013 employee stock purchase plan as of June 30, 2024.

To the extent that any outstanding options or warrants described above are exercised, new options are issued, or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

DESCRIPTION OF SECURITIES

Pursuant to the February 2024 Offering, we sold 427,886 Common Stock Units, each consisting of: (i) one share of our common stock, (ii) a Series A Warrant to purchase one share of our common stock, (iii) a Series B Warrant to purchase one share of our common stock, and (iv) a Series C Warrant to purchase one share of our common stock. The Series A Warrants, Series B Warrants and Series C Warrants are collectively referred to the as the “Common Warrants.”

In addition, pursuant to the February 2024 Offering, we sold 491,221 PFW Units, in lieu of Common Stock Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of our outstanding common stock. Each PFW Unit consists of: (i): a Pre-Funded Warrant to purchase one share of our common stock, (ii) a Series A Warrant to purchase one share of our common stock, (iii) a Series B Warrant to purchase one share of our common stock, and (iv) a Series C Warrant to purchase one share of our common stock. The Common Warrants included in the PFW Units are identical to the Common Warrants included in the Common Stock Units.

Common Stock

Voting Rights

Under the terms of our Certificate of Incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than 66 2/3% of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the Pre-Funded Warrants in the February 2024 Offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.0012. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%, 14.99%, or 19.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99%, 9.99%, 14.99%, or 19.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at a nominal price at a later date.

The following is a brief summary of certain terms and provisions of the Pre-Funded Warrants being offered by us. The following description is not complete and is subject in all respects to the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms of the Pre-Funded Warrants.

Exercise Price

Pre-Funded Warrants have an exercise price of $0.0012 per share. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The Pre-Funded Warrants are immediately exercisable and do not expire until exercised in full. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitations

The Pre-Funded Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 19.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of Pre-Funded Warrants in the February 2024 Offering could also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99%, 14.99%, or 19.99% of our outstanding shares of common stock.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder of a Pre-Funded Warrant may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their Pre-Funded Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants.

Waivers and Amendments

No term of the Pre-Funded Warrants may be amended or waived without the written consent of the holder of such Pre-Funded Warrant.

Common Warrants

General

The following is a brief summary of certain terms and provisions of the Common Warrants being offered by us. The following description is not complete and is subject in all respects to the provisions of each series of Common Warrant, the forms of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of each series of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Exercise Price

Each Series A Warrant, Series B Warrant, and Series C Warrant offered hereby has an exercise price per share equal to $8.16 (representing 100% of the price per share of the common stock sold in the offering). If a holder of Series A Warrants, Series B Warrants or Series C Warrants elects to receive Pre-Funded Warrants in lieu of shares of common stock, the exercise price of such Series A Warrant, Series B Warrant or Series C Warrant will be equal to $8.1588 per Pre-Funded Warrant and the exercise price of such Pre-Funded Warrant will be equal to $0.0012 per share of common stock. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The Series A Warrants are immediately exercisable and will expire five years following the date of issuance. The Series B Warrants are immediately exercisable and will expire nine months following the date of issuance. The Series C Warrants will become exercisable only to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants included in a Unit. The Series C Warrant will expire nine months following the date of issuance, provided that to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants included in a Unit, such Series C Warrant will expire five years following the date of issuance. Each series of Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitations

The Common Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 19.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of Common Warrants in the February 2024 Offering could also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99%, 14.99%, or 19.99% of our outstanding shares of common stock.

Cashless Exercise

If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares of common stock issuable upon exercise of the Series A or Series C Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A Warrants and Series C Warrants.

The Series B Warrants may only be exercised for cash.

Transferability

Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer. A Series B Warrant may not be transferred during its term except with our consent. A Series C Warrant may not be transferred during its term except with our consent; provided that a Series C Warrant may be transferred without our consent after the corresponding Series B Warrant included in a Unit has been exercised, but only to the extent and in proportion to the exercise of such corresponding Series B Warrant. A Series C Warrant that is transferable may be transferred at the option of the holder upon surrender of the Series C Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to list the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Common Warrants.

Notwithstanding the foregoing, in the event of a fundamental transaction, we or a successor entity shall, at the holder’s option, exercisable at any time concurrently or within thirty (30) days following the consummation of a fundamental transaction, purchase the Common Warrant by paying to the holder an amount equal to the Black Scholes Value (as defined in each Common Warrant) of the remaining unexercised portion of the Common Warrant on the date of the fundamental transaction. If the fundamental transaction is not within our control, the holders of the Common Warrants will only be entitled to receive from us or a successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination thereof, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Waivers and Amendments

No term of the Common Warrants may be amended or waived without the written consent of the holder of such Common Warrant.

PLAN OF DISTRIBUTION

The common stock referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the Warrants described herein. For the holders of Warrants to exercise the Warrants, the shares issuable upon exercise must either be registered under the Securities Act or exempt from registration. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of the shares of common stock issued pursuant to the exercise of the Pre-Funded Warrants, Series A Warrants, Series B Warrants and Series C Warrants, and any Pre-Funded Warrants issued pursuant to the exercise of the Series A Warrants, Series B Warrants and Series C Warrants, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock or Pre-Funded Warrants. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the ownership and disposition of our common stock or Pre-Funded Warrants.

This discussion is limited to holders that hold our common stock or Pre-Funded Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. This discussion does not address consequences to holders of the Representatives’ Warrants. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

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U.S. expatriates and certain former citizens or long-term residents of the United States;
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persons holding our common stock or Pre-Funded Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
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banks, insurance companies, and other financial institutions;
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brokers, dealers or traders in securities;
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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
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tax-exempt organizations or governmental organizations;
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persons deemed to sell our common stock or Pre-Funded Warrants under the constructive sale provisions of the Code;
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persons for whom our common stock or Pre-Funded Warrants constitute “qualified small business stock” within the meaning of Section 1202 of the Code;
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persons who hold or receive our common stock or Pre-Funded Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;
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persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code);
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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
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tax-qualified retirement plans.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock or Pre-Funded Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock or Pre-Funded Warrants and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK OR PRE-FUNDED WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of Pre-Funded Warrants

Although not free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a Pre-Funded Warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0012. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to the exercise of Series A Warrants, Series B Warrants or Series C Warrants (including alternative characterizations).

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our common stock or Pre-Funded Warrants that, for U.S. federal income tax purposes, is or is treated as any of the following:

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an individual who is a citizen or resident of the United States;
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a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

We do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock or Pre-Funded Warrants (other than certain distributions of common stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock or Pre-Funded Warrants.

Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants

Upon the sale, exchange or other taxable disposition of the common stock or Pre-Funded Warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the common stock or Pre-Funded

Warrants, as applicable. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such common stock or Pre-Funded Warrants, as applicable, is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Pre-Funded Warrants

We do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if, at any time during the period in which a U.S. holder holds Pre-Funded Warrants, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Pre-Funded Warrants, the exercise price thereof were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of Pre-Funded Warrants to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances or other adjustments are made (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the distribution of cash or property that results in the deemed distribution and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the common stock or Pre-Funded Warrants (including constructive dividends) or receives proceeds from the sale or other taxable disposition of common stock or Pre-Funded Warrants. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

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fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
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furnishes an incorrect taxpayer identification number;
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is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
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fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock or Pre-Funded Warrants that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Distributions

We do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property (other than certain distributions of common stock) on our common stock or Pre-Funded Warrants, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock or Pre-Funded Warrants, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock or Pre-Funded Warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock or Pre-Funded Warrants that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock or Pre-Funded Warrants in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock or Pre-Funded Warrants

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or Pre-Funded Warrants unless:

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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
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the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
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our common stock or Pre-Funded Warrants constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain

U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive Dividends on Pre-Funded Warrants

We do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if at any time during the period in which a non-U.S. holder holds Pre-Funded Warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Pre-Funded Warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our common stock or Pre-Funded Warrants we make to the non-U.S. holder (including constructive dividends with respect to Pre-Funded Warrants), provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock or Pre-Funded Warrants to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock or Pre-Funded Warrants within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock or Pre-Funded Warrants outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock or Pre-Funded Warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock or Pre-Funded Warrants, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock or Pre-Funded Warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock or Pre-Funded Warrants on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

For a discussion of certain material U.S. federal income tax consequences of the ownership, exercise and disposition of the Series A Warrants, Series B Warrants and Series C Warrants, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences” in our prospectus filed on February 9, 2024.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

The financial statements of Evoke Pharma, Inc. (the Company) as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains explanatory paragraphs regarding the Company's ability to continue as a going concern and relating to the Company’s restatement of its financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We also maintain a website at www.evokepharma.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider information on our website to be part of this prospectus.

You may also request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Evoke Pharma, Inc.

Attention: Corporate Secretary

420 Stevens Avenue, Suite 230

Solana Beach, California 92075

(858) 345-1494

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

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our Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the SEC on May 14, 2024;
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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 15, 2024 and August 13, 2024, respectively;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2024;
•
our Current Reports on Form 8-K filed with the SEC on February 9, 2024, February 14, 2024, February 23, 2024, March 18, 2024, March 21, 2024, March 25, 2024, May 14, 2024, May 28, 2024, June 7, 2024, June 20, 2024, and August 1, 2024; and
•
the description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on September 17, 2013 and any amendment or report filed with the SEC for the purpose of updating the description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Evoke Pharma, Inc., Attn: Corporate Secretary, 420 Stevens Avenue, Suite 230, Solana Beach, CA 92075; Telephone: (858) 345-1494.

You also may access these filings on our website at www.evokepharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

3,266,107 Share of Common Stock Underlying Outstanding Warrants

and

2,555,106 Pre-Funded Warrants to Purchase Shares of Common Stock

and

2,555,106 Shares of Common Stock Underlying the Pre-Funded Warrants

PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the registrant in connection with the securities being registered hereby. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee		$3,168.91
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

* These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws also provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and our controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933.

Item 16. Exhibits

Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of the Company	8-K	001-36075	9/30/2013	3.1

3.2	Certificate of Amendment of Amended and Restated Certificate of the Incorporation of the Company	8-K	001-36075	5/20/2022	3.1

3.3	Amended and Restated Bylaws of the Company	8-K	001-36075	9/30/20213	3.2

4.1	Form of Pre-Funded Warrant	S-1/A	333-275443	12/15/2023	4.2

4.2	Form of Series A Warrant	S-1/A	333-275443	1/11/2024	4.3

4.3	Form of Series B Warrant	S-1/A	333-275443	1/11/2024	4.4

4.4	Form of Series C Warrant	S-1/A	333-275443	1/11/2024	4.5

4.5	Form of Representative Warrant	S-1/A	333-275443	2/14/2024	4.1

4.6	Form of Warrant Amendment	8-K	001-36075	3/25/2024	4.1

4.7	Form of Warrant Amendment	8-K	001-36075	6/20/2024	4.1

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page of initial filing of this registration statement)					X

107	Filing Fee Table					X

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on the 13th day of August, 2024.

EVOKE PHARMA, INC.

By:	/s/ Matthew J. D’Onofrio
Matthew J. D’Onofrio
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Matthew J. D’Onofrio and Mark Kowieski, and each one of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments (including post-effective amendments) to this registration statement, and to file and sign any other registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Matthew J. D’Onofrio	Chief Executive Officer and Director	August 13, 2024
Matthew J. D’Onofrio	(Principal Executive Officer)

/s/ Mark Kowieski	Chief Financial Officer	August 13, 2024
Mark Kowieski	(Principal Financial Officer and Principal Accounting Officer)

/s/ Cam L. Garner	Chairman of the Board of Directors	August 13, 2024
Cam L. Garner

/s/ Todd C. Brady, M.D., Ph.D.	Director	August 13, 2024
Todd C. Brady, M.D., Ph.D.

/s/ Malcolm R. Hill, Pharm.D.	Director	August 13, 2024
Malcolm R. Hill, Pharm.D.

/s/ Vickie W. Reed	Director	August 13, 2024
Vickie W. Reed

/s/ Kenneth J. Widder, M.D.	Director	August 13, 2024
Kenneth J. Widder, M.D.